(logo)MELLON MORTGAGE                     Mellon Mortgage Company
             COMPANY                                   3100 Travis Street
                                                       Houston, Texas 77OO6-3699

                                                       Mailing Address:
NORWEST BANK MINNESOTA, N.A.                           P.O. Box 2885
11000 Broken Land Parkway, 2nd Floor                   Houston, Texas 77252-2885
Columbia, Maryland 21044-3562
Attn: Vice President Master Servicing Department       713 525 8000

RE:     Officer's Certificate

Dear Master Servicer:

The undersigned  Officer  certifies   the  following  for  the 1995 fiscal year:

(A) I have reviewed the activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;

(B) I have confirmed that the Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

(C) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

(D) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Ryland Mortgage Company;

(F) All Custodial Accounts have been reconciled  and  are  properly  funded; and

(G) All annual reports of Foreclosure  and  Abandonment  of  Mortgaged  Property
required  per  section   6050J  and  6050P  of    the  Internal   Revenue  Code,
respectively, have been prepared and filed.

Certified by:

/s/Debra Braun
Officer Debra Braun

Vice President
Title

7/17/96
Date